Exhibit 99.1

PRESS RELEASE

Investors/Media:

The Ruth Group

Carol Ruth

(646) 536-7004

cruth@theruthgroup.com

Symmetry Medical Discloses Accounting Issues at Sheffield, UK Operating Unit and Possible Restatement

WARSAW, Ind., October 4, 2007 — Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry and other medical markets, announced today that the Audit Committee of its Board of Directors has initiated an independent review of apparent irregularities with respect to the Company’s accounting policies and practices at its Sheffield, UK operating unit.  The review follows a report by management earlier this week to the Audit Committee regarding apparent improper accounting activities at its Sheffield, UK operating unit.  Based on the information reported by management, certain transactions at issue appear to have resulted in the overstatement of revenues by that unit dating back to 1999, well prior to the Company’s acquisition of the Sheffield, UK operations in June 2003.

From its initial review, management estimates that the overstatement of revenue and income before taxes for the entire 9-year period amounts to approximately $12 million to $16 million.   The impact to the financial statements of the Company for the period subsequent to its acquisition of the Sheffield unit in June 2003 through 2007 is yet to be determined.

The employees at the Sheffield, UK operating unit believed to be primarily involved in this activity, including the Senior Vice President for Europe, are either no longer with the Company or have been suspended pending the completion of the review.

Based on the information reported by management to date, the Audit Committee believes that it may be necessary for the Company to restate its financial statements for the periods subsequent to the date of the Sheffield, UK acquisition.  As a result, the Company’s historic financial statements for those periods can no longer be relied upon.

The Company’s lead bank has informed the Company that, as a result of these matters, an event of default has occurred under the Company’s credit agreement.  Such default permits the bank, at its election, to exercise various remedies.  The Company is in discussion with its lead bank concerning the Company’s situation.

Francis T. Nusspickel, Chairman of the Audit Committee of the Board of Directors, said, “The Audit Committee has retained special legal counsel to advise it and to investigate these matters thoroughly.   Our principal concern is to move quickly to determine what occurred and how it occurred and to ensure the integrity of our financial reporting and controls throughout the Symmetry organization.”

Brian Moore, President and Chief Executive Officer, said, “We are treating this matter with the utmost importance.  I do want to stress that, based upon available information, we believe that this matter affects only the Sheffield, UK operating unit. Changes have been made to the Sheffield site management by the Company and I will assume interim responsibility for the Sheffield facility.  We expect a new Chief Operating Officer for Europe to be in place by the end of the year who will be based at Sheffield and take over responsibility for this unit.  While the situation is concerning, we expect to continue serving the needs of our customers with continuing operations from all of our worldwide units including Sheffield.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release, which are not historical facts and which involve our Audit Committee’s review of accounting irregularities at our Sheffield, UK facility, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive or conditional in nature and are frequently identified by the use of terms such as “appear,” “may,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events, actions or outcomes. Such predictive statements are not guarantees, and actual outcomes could differ materially from our current expectations. The Audit Committee’s review is in its early stages and is ongoing, as our preliminary assessment described herein is based upon management’s reasonable current belief concerning the statements made.

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